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                                                                    EXHIBIT 11.1

                          Motorvac Technologies, Inc.
                  Calculation of Proforma Net Loss Per Share
               For the Three Months Ended September 30, 1996 and
                 For The Nine Months Ended September 30, 1996

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                                                                          Three Months     Nine Months
                                                                              Ended           Ended
                                                                         Sept. 30. 1996   Sept. 30. 1996
                                                                         --------------   --------------
    Proforma Net Loss:

    Net Loss                                                                 ($65,784)      ($617,870)
    Proforma Reduction of Interest Expense                                          0         132,416
                                                                            ---------       ---------
    Proforma Net Loss                                                         (65,784)       (485,454)
                                                                            =========       =========

    Proforma Weighted Average Outstanding Common and
        Common Equivalent Shares:

    Common Stock Outstanding, December 31, 1995

    Common stock equivalents:
        Conversion of Series A Preferred Stock
        Conversion of Series B Preferred Stock
        Common Shares Issued in Initial Public Offering
        Conversion of $4,410,300 of Notes Payable to Related party

    Common Stock Equivalents before below                                   4,404,918       4,404,918

    Common stock issued in Overallotment on June 15, 1995                     110,000         110,000
        Weighting of overallotment Stock                                      110,000          42,956

        Incremental Shares, assuming exercise of options granted
            after Sept. 30, 1996                                               12,989           7,256
        Incremental Shares Related to repayment of Interest                         0          24,636
                                                                            ---------       ---------
        Total Incremental Shares                                              122,989          74,848
                                                                            ---------       ---------
    Proforma Weighted Average Outstanding Common and
                                                                            ---------       ---------
        Common Equivalent Shares                                            4,527,907       4,479,766
                                                                            =========       =========

    Proforma Net Loss per Common Share and Common
    Share Equivalent                                                             0.01            0.11
                                                                            =========       =========

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